Exhibit 99.1

Branded Online, Inc. dba Nogin

Index to Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the Six Months ended June 30, 2022 and June 30, 2021	F-3
Unaudited Condensed Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit for the Six Months ended June 30, 2022 and June 30, 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended June 30, 2022 and June 30, 2021	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,207	$1,071
Accounts receivable, net	2,523	1,977
Related party receivables	6,236	5,356
Inventory	16,385	22,777
Prepaid expenses and other current assets	5,225	2,915

Total current assets	31,576	34,096

Restricted cash	1,500	3,500
Property and equipment, net	1,699	1,789
Intangible assets, net	996	1,112
Investment in unconsolidated affiliates	11,588	13,570
Other non-current asset	664	664

Total assets	$48,023	$54,731

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,086	$16,098
Due to clients	4,596	5,151
Related party payables	1,870	—
Promissory notes	6,740	—
Promissory notes from related parties	2,666	—
Accrued expenses and other liabilities	10,823	14,018

Total current liabilities	42,781	35,267

Line of credit	4,998	348
Long-term note payable, net	19,921	19,249
Deferred tax liabilities	1,239	1,174
Other long-term liabilities	1,244	734

Total liabilities	70,183	56,772

Commitments and contingencies (Note 14)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 2,042,483 shares authorized, issued and outstanding, as of June 30, 2022 and December 31, 2021	4,687	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 1,600,000 shares authorized as of June 30, 2022 and December 31, 2021 respectively; 1,459,462 shares issued and outstanding	6,502	6,502
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 14,000,000 shares authorized; 9,129,358 shares issued and outstanding as of June 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	5,157	4,361
Treasury stock	(1,330)	(1,330)
Accumulated deficit	(37,177)	(16,262)

Total stockholders’ deficit	(33,349)	(13,230)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$48,023	$54,731

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2022	2021
Net service revenue	$17,787	$22,171
Net product revenue	20,756	4,515
Net revenue from related parties	7,005	1,588

Total net revenue	45,548	28,274
Operating costs and expenses:
Cost of services (1)	11,192	11,471
Cost of product revenue (1)	15,407	1,908
Sales and marketing	1,186	677
Research and development	2,827	2,424
General and administrative	30,362	14,642
Depreciation and amortization	420	240

Total operating costs and expenses	61,394	31,362

Operating loss	(15,846)	(3,088)
Interest expense	(2,117)	(120)
Change in fair value of promissory notes	(2,566)	—
Change in fair value of unconsolidated affiliates	(1,982)	4,937
Other income, net	1,661	312

Income (loss) before income taxes	(20,850)	2,041
Provision (benefit) for income taxes	65	(284)

Net income (loss)	$(20,915)	$2,325

Net income (loss) per common share – basic	$(2.29)	$0.18
Net income (loss) per common share – diluted	$(2.29)	$0.18
Weighted average shares outstanding – basic	9,129,358	9,129,358
Weighted average shares outstanding – diluted	9,129,358	9,389,210

(1)	Exclusive of depreciation and amortization shown separately.

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Convertible Redeemable Preferred Stock				Common Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2020	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,308	$(1,330)	$(16,197)	$(13,218)
Stock-based compensation	—	—	—	—	—	—	32	—	—	32
Net income	—	—	—	—	—	—	—	—	2,325	2,325

Balance, June 30, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,340	$(1,330)	$(13,872)	$(10,861)

Balance, December 31, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,361	$(1,330)	$(16,262)	$(13,230)
Stock-based compensation	—	—	—	—	—	—	83	—	—	83
Warrant issuance							713			713
Net loss	—	—	—	—	—	—	—	—	(20,915)	(20,915)

Balance, June 30, 2022	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$5,157	$(1,330)	$(37,177)	$(33,349)

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(20,915)	$2,325
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	420	240
Amortization of debt issuance costs and discounts	802	—
Amortization of contract acquisition costs	—	333
Stock-based compensation	83	32
Deferred income taxes	65	—
Fair value adjustment on joint ventures	1,982	(4,791)
Fair value adjustment on warrant liability	509	—
Fair value adjustment on promissory notes	2,566	—
Settlement of deferred revenue	(1,611)	—
Other	82	—
Changes in operating assets and liabilities:
Accounts receivable	(546)	1,111
Related party receivables	(880)	—
Inventory	6,392	(3,625)
Prepaid expenses and other current assets	(2,306)	32
Accounts payable	(12)	1,419
Due to clients	(555)	(9,315)
Related party payables	1,870	—
Accrued expenses and other liabilities	(1,139)	838

Net cash used in operating activities	(13,193)	(11,401)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(226)	(449)
Investment in unconsolidated affiliate	—	(1,500)

Net cash used in investing activities	(226)	(1,949)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory notes	5,000	—
Proceeds from promissory notes – related parties	1,975	—
Payment of debt issuance costs	(70)	—
Proceeds from line of credit	86,905	77,629
Repayments of line of credit	(82,255)	(77,629)

Net cash provided by financing activities	11,555	5,000

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(1,864)	(8,350)
Beginning of period	4,571	16,168

End of period	$2,707	$7,818

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$1,288	$49
Cash paid for taxes	169	—
SCHEDULE OF CASH AND RESTRICTED CASH
Cash	$1,207	$5,818
Restricted cash	1,500	2,000

Total cash and restricted cash	$2,707	$7,818

See notes to unaudited condensed consolidated financial statements

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	OVERVIEW

Nogin (the “Company”) is an e-commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

The Company’s headquarters and principal place of business are in Tustin, California.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The interim financial information provided is unaudited and omits certain information and note disclosures normally included in annual consolidated financial statements. The condensed consolidated financial statements reflect adjustments that are of a normal recurring nature and are necessary for the fair presentation of the financial condition, operating results, and cash flows for the interim period presented. Operating results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2021 and notes thereto included elsewhere in the Proxy/Prospectus for Software Acquisition Group Inc. III (“SWAG”) for the fiscal year ended December 31, 2021 filed with the SEC (note 15).

Liquidity

The Company’s financial statements have been prepared by management on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result, these financial statements do not include any adjustments that might result from the outcome of going concern uncertainty.

Historically, the Company has financed its operations through issuances of equity securities, revenues from services, and borrowings under its credit agreements. The Company’s principal liquidity requirements are to meet working capital needs, make debt service payments, and fund capital expenditures. The Company’s management believes even with the impacts of the global coronavirus (“COVID-19”) pandemic, and with the close of the Business Combination (Note 16), its existing cash and restricted cash will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. The Company believes it has the ability to continue as a going concern.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. At the onset of COVID-19, the Company anticipated an impact to the business, its financial conditions and results of operations. The Company applied for and was granted a Paycheck Protection Plan (“PPP”) loan. In addition, the Company has taken a number of actions to mitigate the impacts of the COVID-19 pandemic on its business. The Company witnessed a large shift in consumer spending from retail stores to online stores, and as a result, there were no significant declines in the periods presented. However, the impacts of the COVID-19 pandemic will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for marking judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Accounts Receivable

The allowance for doubtful accounts was $425 thousand as of June 30, 2022 and $406 thousand as of December 31, 2021.

Inventory

Inventory is comprised entirely of finished goods for resale. The reserve for returns was $156 thousand as of June 30, 2022 and $532 thousand as of December 31, 2021.

Promissory Notes

The Company elected to account for certain promissory notes under the fair value option of accounting in accordance with ASC 825 Financial Instruments wherein the financial instrument is initially measured at its fair value upon issuance and then subsequently re-measured at its estimated fair value on a recurring basis at each reporting period with the change in fair value recognized in earnings. The portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, if any, is recognized as a component of other comprehensive income or loss.

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and equity method investments. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of June 30, 2022, receivables from two customers amounted to $0.9 million or 11% and $6.2 million or 73% of accounts receivable. As of December 31, 2021, receivables from two customers amounted to $1.1 million or 15% and $5.4 million or 73% of accounts receivable.

Major Customers

For the six months ended June 30, 2022, revenue from three customers amounted to $15.1 million or 33%, $6.3 million or 14%, and $4.2 million or 9% of total revenue. For the six months ended June 30, 2021, revenue from three customer amounted to $4.6 million or 16%, $4.6 million or 16%, and $4.0 million or 14% of total revenue.

Major Suppliers

For the six months ended June 30, 2022, two vendors accounted for $5.6 million or 15% and $4.5 million or 12% of total purchases. For the six months ended June 30, 2021, two vendors accounted for $3.4 million or 20% and $2.3 million or 13% of total purchases.

Revenue Recognition

Revenue is accounted for using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple promises, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual promises separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations. The reserve for returns as of June 30, 2022 was $0.6 million and as of December 31, 2021 was $1.8 million.

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the condensed consolidated statements of operations.

Commerce as a Service

As noted above, the Company’s main revenue stream is “Commerce as a Service” revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product sales

Under two licensee agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Cost of services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Cost of product revenue

Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”),which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value as an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (ASC Topic 842), a comprehensive new lease recognition standard which will supersede previous existing lease recognition guidance. Under the standard, lessees will need to recognize a right-of use asset and a lease liability for leases with terms greater than twelve months. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, leases will be required to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for fiscal periods beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 and requires a modified retrospective adoption. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2022. The Company has adopted this guidance and there was not a material impact on the financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.

The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2020-06 is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company is currently evaluating the impact that ASU 2020-06 may have on our financial statements.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

3.	PROPERTY AND EQUIPMENT

Property and equipment, net as of June 30, 2022 and December 31, 2021, consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Furniture and equipment	$2,365	$2,160
Leasehold Improvements	536	536

Property, plant, and equipment, gross	2,901	2,696
Less accumulated depreciation	(1,202)	(907)

Property and equipment, net	$1,699	$1,789

Depreciation expense for property and equipment for the six months ended June 30, 2022 and 2021 was $304 thousand and $210 thousand, respectively.

4.	INTANGIBLE ASSETS

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, which ended in 2021.

In connection with the Betabrand acquisition (note 9), the Company’s amortization expense for capitalized software for the six months ended June 30, 2022 and 2021 was $116 thousand and $30 thousand, respectively.

As of June 30, 2022 and December 31, 2021, intangible assets consist of the following (in thousands):

	June 30, 2022	December 31, 2021
Contract acquisition cost	$2,000	$2,000
Software	1,174	1,174

	3,174	3,174
Less: Accumulated amortization	(2,178)	(2,062)

Intangible assets-net	$996	$1,112

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATES

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC. (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company will own 50% of the outstanding membership units. Tiger Capital will provide the financing for the inventory, while the Company entered into a Master Services Agreement (“MSA”) with Modcloth to provide the eCommerce services (see Note 10). The Company accounts for its investment in ModCloth under the fair value option of accounting. As of June 30, 2022 and December 31, 2021, the investment balance related to ModCloth was $4.5 million and $6.4 million, respectively, and was included in investment in unconsolidated affiliates on the condensed consolidated balance sheets. For the six months ended June 30, 2022, the Company recorded a fair value adjustment related to its ModCloth investment of $1.9 million included in changes in fair value of unconsolidated affiliates on the condensed consolidated statements of operations.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO, whereby Nogin contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition (see Note 9) and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of June 30, 2022 and December 31, 2021, the investment balance related to IPCO was $7.1 million, and was included in investment in unconsolidated affiliates on the condensed consolidated balance sheets. For the six months ended June 30, 2022, the Company recorded $1.6 million to other income, net related to the settlement of deferred revenue related to sale of finished inventory to IPCO. In addition, the Company recorded a fair value adjustment related to its IPCO investment of $41 thousand included in changes in fair value of unconsolidated affiliates on the condensed consolidated statement of operations for the six months ended June 30, 2022.

The following table presents summarized financial information for the joint ventures for the six months ended and as of June 30, 2022 (in thousands):

	Modcloth	IPCO
Net revenue	$9,350	$13,578
Gross margin	$3,997	$10,776
Net loss	$(2,531)	$(826)
Current assets	$1,567	$4,385
Long term assets	$6,285	$5,824
Current liabilities	$8,387	$7,031
Long term liabilities	$4,945	$—

The Company’s ModCloth and IPCO investments are Level 3 fair value measurement. The Company utilized the following valuation methods to conclude on the fair value as of June 30, 2022:

- Discounted Cash Flow – The key unobservable input utilized was a discount rate of 16.3% for Modcloth and 19.3% for IPCO.

- Guideline Public Company Method – The Company utilized a revenue multiple of 0.80x for Modcloth and 0.25x for IPCO on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

- Guideline Transaction Method – The Company utilized a revenue multiple of 0.85x for Modcloth and 0.29x for IPCO on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table summarizes the changes in the ModCloth and IPCO investment Level 3 fair value measurement (in thousands):

	Modcloth	IPCO
Balance as of December 31, 2021	$6,437	$7,133
Change in fair value	(1,940)	(41)

Balance as of June 30, 2022	$4,497	$7,092

6.	LONG-TERM DEBT

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. As of June 30, 2022 and December 31, 2021, the Company has $5.0 million and $348 thousand, respectively, due on its line of credit with a $3 million letter of credit issued against the line of credit, which results in remaining availability of $0 and $4.7 million, respectively. The line of credit contains covenants regarding certain financial statement amounts and ratios of the Company. The Company received waivers for its financial statement covenants for the period ended June 30, 2022 and December 31, 2021.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (“Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement has a commitment for additional second tranche borrowings of $5 million through June 30, 2022. In October 2021 the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement are secured by substantially all assets of the Company.

The First and Second Tranche Notes mature on September 1, 2026 and November 1, 2026, respectively, and bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company is required to make principal payments of $278 thousand and $139 thousand, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First and Second Tranche Notes, the Company is required to pay exit fees (“Exit Fee”) of $600 thousand and $300 thousand, respectively.

In December 2021 the Company borrowed an additional $6 million from the same financial institution, of which $1 million was repaid in full on December 31, 2021, and $5 million (“Third Tranche Notes”) bear an interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company is required to pay exit fees of $50 thousand.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Warrants”) at an exercise price of $0.01 per share (Note 7). On the date of issuance, the Company recorded the fair value of the Warrants as a discount to the First Tranche Notes which is being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs are deferred over the repayment term of the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

The components of the long-term notes payable, net are as follows (in thousands):

	June 30, 2022	December 31, 2021
First Tranche Notes	$10,000	$10,000
First Tranche Notes Exit Fee	600	600
Second Tranche Notes	5,000	5,000
Second Tranche Notes Exit Fee	300	300
Third Tranche Notes	5,000	5,000
Third Tranche Notes Exit Fee	50	50

	20,950	20,950
Less: Unamortized Exit Fee payment	(773)	(884)
Less: Unamortized warrant discount	(597)	(678)
Less: Unamortized debt issuance costs	(122)	(139)
Add: Unamortized costs – short-term in accrued expense and other liabilities	463	—

	$19,921	$19,249

Scheduled maturities for the First, Second and Third Tranche Notes, inclusive of Exit Fee payments of the Company’s long-term notes payable as of June 30, 2022 were as follows (in thousands):

2022 (remaining)	$—
2023	6,022
2024	5,000
2025	5,000
2026	4,928

Total	$20,950

Promissory Notes

During Q2 2022, the Company entered into promissory notes with various individuals (the “Promissory Notes”), including current investors, members of management and other unrelated parties in exchange for cash of $7.0 million (the “Promissory Notes”). The Promissory Notes mature on the earlier of one year from issuance or close of the merger with SWAG (Note 15) and bear per annum interest at the rate of 7.75%

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. The Company is required to make nine interest-only payments, followed by three principal and interest payments. In connection with the Promissory Notes, the Company issued warrants (“Promissory Note Warrants”) to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share (Note 7). Upon payment in full of the Promissory Notes, the Company is required to make an additional final payment (“Final Payment”) of $3.5 million.

The Company elected to account for the Promissory Notes under the fair value option of accounting upon issuance of each of the Promissory Notes. At issuance the Company recognized the fair value of the Promissory Notes of $6.3 million with the remaining $0.7 million of proceeds received allocated to the Promissory Note Warrants. As of June 30, 2022, the fair value of the Promissory Notes was $9.4 million of which $6.7 million was recorded in promissory notes and $2.7 million was recorded in promissory notes from related parties on the condensed consolidated balance sheets. The loss on the increase in fair value of the Promissory Notes during the six months ended June 30, 2022 was $3.1 million of which $0.5 million is included in interest expense, which is recognized based on the effective interest method, and $2.6 million is included in change in fair value of promissory notes on the condensed consolidated statements of operations. The difference between the amount due at maturity and the fair value of the Promissory Notes as of June 30, 2022 is $1.1 million.

7.	WARRANTS

In connection with the Note Agreement, on August 11, 2021 the Company granted Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Warrants are exercisable at any time through the tenth anniversary from the date of grant. The Warrants have customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. The Warrants have been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such warrants are not assumed. The warrants were initially recorded at fair value with a corresponding debt discount (see Note 6) at grant date and are subsequently remeasured to fair value each reporting period. The Company recorded a fair value loss of $509 thousand, which is included in other income, net in the condensed consolidated statements of operations for the six months ended June 30, 2022. The fair value of the warrant liability as of June 30, 2022 and December 31, 2021 was $1.1 million and $561 thousand, respectively, and is included in other long-term liabilities in the condensed consolidated balance sheets. As of June 30, 2022, none of the warrants have been exercised.

The Company has determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of June 30, 2022 and December 31, 2021 were as follows:

	June 30, 2022	December 31, 2021
Common Stock Fair Value Per Share	$32.07	$16.81
Exercise Price Per Share	$0.01	$0.01
Volatility	75.7%	75.7%
Risk-free rate	3.25%	0.53%
Expected Dividend Rate	0.0%	0.0%

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

The expected dividend rate is 0.0% as the Company has not and does not intend to pay dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock. The Company’s common stock fair value per share under the PWERM was determined by applying a probability weighting to a stay-private scenario and a sale scenario. The probability weighted common stock fair value was adjusted for lack of marketability by applying a blended discount of 23% to arrive at the concluded common stock fair value included in the Black-Scholes model.

The following table summarizes the changes in the warrant liability included in other long-term liabilities (in thousands):

Balance as of December 31, 2021	$561
Change in fair value of warrant liability	509

Balance as of June 30, 2022	$1,070

Other Warrants

The Company had also granted warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants expire on January 12, 2027 and the remaining 25,000 expire on July 20, 2028. The warrants are fully vested and exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition will automatically be deemed to be cashless exercises. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the condensed consolidated balance sheet.

In addition, in connection with the Promissory Notes, the Company issued the Promissory Note Warrants to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share. The Promissory Note Warrants are fully vested and exercisable at the Holder’s option at any time. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the condensed consolidated balance sheet.

8.	INCOME TAXES

The income tax expense for the six months ended June 30, 2022 was $65 thousand and income tax benefit of $284 thousand for the six months ended June 30, 2021. Income tax expense differs from the income taxes expected at the U.S. federal statutory tax rate of 21%, primarily due to state taxes and additional valuation allowance for the six months ended June 30, 2022.

9.	ACQUISITION

On December 2, 2021, the Company acquired the assets of Betabrand through a credit bid of $7 million on Betabrand’s outstanding indebtedness. The Company engaged a third-party valuation specialist to assist with the purchase price valuation, which resulted in goodwill of $3.1 million. The following table summarizes the finalized fair value of the assets and assumed liabilities (in thousands):

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

As of December 2, 2021
Acquired assets
Inventory	$2,408
Other current assets	741
Property and equipment	26
Internal-use software and website	348
Intangible assets
Customer relationships	2,538
Developed technology	748
Trade name	438
Security Deposits	19

Total identifiable assets	$7,266
Liabilities assumed
Accounts payable	$151
Deferred revenue	3,224

Total liabilities	$3,375

On December 31, 2021, the Company and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”), whereby Nogin contributed certain assets acquired from the Betabrand acquisition and entered into a MSA with IPCO to provide certain eCommerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company and CFL each received fifty percent ownership.

10.	RELATED PARTY TRANSACTIONS

The Company provides services to its joint ventures, ModCloth and IPCO under Master Services agreements (“MSA”), which were entered into on April 25, 2021 and December 31, 2021, respectively. Sales under the MSA to ModCloth and IPCO both represented $3.5 million of revenue during the six months ended June 30, 2022. In addition, the Company sold inventory to IPCO for $0.6 million, included in net revenue to related parties in the condensed consolidated statement of operations. As of June 30, 2022 and December 31, 2021, receivables from ModCloth of $6.2 million and $5.3 million, respectively, were included in related party receivables on the condensed consolidated balance sheets. As of June 30, 2022, payables to IPCO of $1.9 million was included in related party payables on the condensed consolidated balance sheets.

During Q2 2022, the Company issued a portion of the Promissory Notes described in Note 7 to certain principal owners and members of management of the Company which have been identified as related parties. The Company received proceeds in connection with the Promissory Notes to related parties of $2.0 million at issuance of which $0.2 million was allocated to the Promissory Note Warrants. The fair value of Promissory Notes with related parties as of June 30, 2022 was $2.7 million. During the six months ended June 30, 2022, the Company recognized a loss on the increase in fair value of such Promissory Notes with related parties of $0.9 million of which $0.7 million is included in change in fair value of promissory notes and $0.2 million is included in interest expense on the condensed consolidated statements of operations.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

11.	REVENUE

Disaggregation of Revenue

The Company has five major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) are considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

The following table presents a disaggregation of the Company’s revenues by revenue source for the six months ended June 30, 2022 and 2021 (in thousands):

	Six Months ended June 30,
	2022	2021
Commerce-as-a-Service Revenue	$10,307	$9,382
Product sales revenue	20,756	4,515
Marketing revenue	7,686	8,808
Shipping revenue	4,115	2,823
Other revenue	2,684	2,746

Total revenue	$45,548	$28,274

12.	SEGMENT REPORTING

The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

13.	EARNINGS PER SHARE

Basic and diluted net income (loss) per share are computed using the two-class method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net income (loss) per share:

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

	Six Months ended June 30,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Basic EPS
Net income (loss)	$(20,915)	$2,325
Less: Undistributed earnings attributable to participating securities	—	(645)

Net income (loss) attributable to common stockholders-basic	$(20,915)	$1,680

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	9,129,358	9,129,358

Net income (loss) per share attributable to common stock-basic	$(2.29)	$0.18

	Six Months ended June 30,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Diluted EPS
Net income (loss) attributable to common stockholders-diluted	$(20,915)	$1,680
Denominator: Diluted EPS
Weighted average shares of common stock outstanding-diluted	9,129,358	9,129,358
Dilutive potential shares of common stock:
Options to purchase shares of common stock	—	167,367
Warrants to purchase shares of common stock	—	92,485

Weighted average shares of common stock outstanding-diluted	9,129,358	9,389,210

Net income (loss) per share attributable to common stock-diluted	$(2.29)	$0.18

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Weighted-average number of potentially anti-dilutive shares excluded from calculation of earnings per share

	Six Months ended June 30,
	2022	2021
Series A convertible, redeemable preferred shares	2,042,483	2,042,483
Series B convertible, redeemable preferred shares	1,459,462	1,459,562
Stock-based compensation awards	507,314	—
Outstanding warrants	143,705	—

14.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into lease agreements for offices and warehouses located in California.

As of June 30, 2022, the monthly lease payments for the leases range from approximately $36 thousand to approximately $124 thousand and the leases expire at various times through November 2028. Some of the leases contain renewal options.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

Minimum rent payments under all operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent, and any difference between rental payments and straight-line is recognized as deferred rent in the accompanying condensed consolidated balance sheet.

Rent expense for the six months ended June 30, 2022 and 2021 was approximately $2.7 million and $1.6 million, respectively, and is included in general and administrative expenses in the condensed consolidated statements of operations.

In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table below. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. Future rental income is as follows: approximately $1.0 million per year during 2022 and approximately $435 thousand in 2023.

Future minimum lease payments under non-cancelable terms are as follows (in thousands):

As of June 30, 2022
2022 (remaining payments)	$1,353
2023	1,272
2024	873
2025	900
2026	927
Thereafter	1,853

Total minimum lease payments	$7,178

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of June 30, 2022 there are no claims that would cause a material impact on the condensed consolidated financial statements.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheets.

Branded Online, Inc. dba Nogin

Notes to the Unaudited Condensed Consolidated Financial Statements

15.	RECENT EVENTS

On February 14, 2022, the Company, together with SWAG filed a Form S-4 registration statement related to plans of a merger between the parties with Nogin as the surviving entity and a wholly owned subsidiary of SWAG, which was approved by the SEC in July 2022 (Note 16). As of June 30, 2022, $2.8 million of direct and incremental transaction costs have been deferred and are included in prepaid and other current assets, and in accrued expense and other liabilities, on the condensed consolidated balance sheet.

On April 20, 2022, SWAG and the Company entered into an amended merger agreement, which secured private placement fund financing in the form of subscription agreements pursuant to which SWAG agreed to issue and sell, at the par value of the notes, to subscribers immediately prior to the closing of the merger up to an aggregate principal amount of $75 million of 7% convertible senior notes due 2026 and an aggregate of 1.5 million warrants. The financing is conditioned upon the closing of the merger.

16.	SUBSEQUENT EVENTS

The Company has evaluated the impact of subsequent events through September 1, 2022, which is the date the financial statements were available to be issued.

In July 2022 the Company amended the Note Agreement to borrow an additional $3 million from the same financial institution providing the Note Agreement, which bear interest at a rate per annum of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. In connection with this borrowing, the Company issued warrants to purchase up to 13,343 shares of common stock of the Company at an exercise price of $0.01 per share. Such warrants, along with the promissory note warrants (Note 6), were converted into a number of shares of the Company’s common stock prior to closing of the transaction in accordance with the related warrant agreements.

In July 2022, the beneficiary to the letter of credit issued against the line of credit (Note 6) exercised the right to draw on the line, which increased the amount owed on the line of credit by $3 million.

The SEC approved the Form S-4 registration statement in July 2022 related to plans of a merger between SWAG and the Company (Note 15). The special shareholder meeting took place on August 22, 2022 and the transaction closed on August 26, 2022. Upon close of the transaction, the Company received cash of $65 million, which were used to repay all amounts outstanding under the Note Agreement, Promissory Notes and line of credit (Note 6).